EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36266 (Form S-8) of Infinite Group, Inc. of our report, dated March 30, 2011, on the consolidated financial statements as of and for the years ended December 31, 2010 and 2009, appearing in this Annual Report on Form 10-K of Infinite Group, Inc. for the year ended December 31, 2010.

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
March 30, 2011